EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-140745) and on Form S-3 (Nos. 333-147085, 333-144388, and 333-148948) of Constellation Energy Partners LLC of our report dated March 3, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting and of our report dated June 12, 2006 relating to the financial statements of Everlast Energy LLC, which appear in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Houston, Texas

March 3, 2008